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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                             12/31/01
                                                                                             TO
                                                                   ANNUALIZED                3/31/02
                                                                   ----------                -------
Return on average total assets                                     0.90%                     0.22%
Return on average equity                                           8.99%                     2.22%
Dividend payout ratio                                              NA                        NA
Average equity to average assets                                                             10.05%

STATEMENT OF COMPUTED PER SHARE EARNINGS


Net income                                                           $1,604,000

Average basic shares outstanding                                      5,148,128

Average diluted shares outstanding                                    5,234,129

Basic earnings per share                                             $     0.31

Diluted earnings per share                                           $     0.31